Exhibit 99.1

South Shore Resources Inc. Signs Definitive Distribution Agreement with Environment Hydrogen Power Inc. for Its HyPro 1 Hydrogen Generating Modules for Quebec & Maritime Provinces of Canada

Providenciales, Turks & Caicos – January 27, 2009 - South Shore Resources Inc. (OTCBB: SSHO) (Frankfurt: SXB) (WKN: A0LD9H) is pleased to announce that with aggressive plans for the Company it has signed its first, 1 year definitive distribution agreement with Environment Hydrogen Power Inc. of Dorval, Quebec, Canada.

Environment Hydrogen Power Inc. is to provide direct marketing, sales and distribution for the HyPro 1, Hydrogen Generating Modules and related accessories to the over 5.9 million motor vehicles registered in Quebec and the Maritime Provinces of Canada.

The Company has available for viewing online a corporate video at www.southshoreresourcesinc.com which sets out the design and function of its HyPro 1 Hydrogen Generator.

The HyPro 1 units are Hydrogen Generating Modules for Internal Combustion Engines that can be attached to any type of engine as an add-on; to enhance the combustion process, independent of the type of fuel used (gasoline, diesel, biodiesel, natural gas or ethanol). The HyPro 1 helps to increase engine performance and gas mileage while at the same time reducing exhaust emissions by electrolyzing a small amount of water which produces hydrogen and oxygen. The hydrogen and oxygen mixture is then injected into the engine’s intake manifold providing the fuel with clean burning energy.

As consideration for the rights granted under the terms of the Distribution Agreement and upon execution, Environment Hydrogen Power Inc. is to purchase a minimum of 200 HyPro 1 units and an annual number of containers of HyPro 1 fluids required for the proper operation, maintenance and seasonal adjustments necessary for the proper operation of the HyPro 1 units, which will add significantly to the revenues of the Company.

About South Shore Resources Inc.:

South Shore Resources Inc. is a company engaged in the manufacturing, marketing, sales and distribution of products which are committed to fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries which are either in development and/or the commercialization stages.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.southshoreresourcesinc.com.